SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 31, 2003

ESG RE LIMITED

(Exact Name of Registrant as Specified in its Charter)

Bermuda	000-23481	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Church Street	Not Applicable
Hamilton HM11, Bermuda	(Zip Code)
(Address of Principal Executive Offices)

(441) 295-2185

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.     OTHER EVENTS

On November 25, 2002, the Company received a Nasdaq Staff Determination letter indicating that, as a result of the Company’s failure to timely file its Report on Form 10-Q for the period ending September 30, 2002, the Company’s securities would be delisted from the Nasdaq Stock Market, effective at the opening of business December 3, 2002.  The Company requested an oral hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination, which request stayed the delisting of the Company’s securities.  Thereafter, on December 17, 2002, the Company was notified that it failed to maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days, and that it should discuss its plan to remedy that additional deficiency at the hearing.  The hearing was held on December 20, 2002.  By letter dated January 31, 2003, the Company has been advised that the Panel has determined that the Company’s securities will be delisted from The Nasdaq Stock Market effective with the opening of business on Tuesday, February 4, 2003.  The reason given for the decision was the failure to timely file the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002.  In addition, the Panel cited as a reason for its delisting decision, the Company’s failure to file any of the amendments to previously filed reports under the Securities Exchange Act of 1934, as amended, for any of the anticipated restatements of certain information in its financial statements.  The Company continues to work with its auditors, BDO International, to complete and file the quarterly report on Form 10-Q and any required restatements to previously filed reports.

In its January 31, 2003 letter, the Panel also informed the Company that the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board (the “OTCBB”) following the delisting since the Company is not current in all of its periodic reporting requirements under the Securities Exchange Act of 1934, as amended.  There is no assurance that the Company’s securities will become eligible to trade on the OTCBB in the future, or that a trading market will develop even if the Company’s securities become eligible to trade on the OTCBB in the future.

On February 3, 2003, the Company issued a press release (attached as Exhibit 99.01) announcing the delisting decision of the Panel.

Item 7.    Exhibits

                Exhibit 99.01          Press Release dated February 3, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 4, 2003

ESG RE LIMITED

By: /s/Margaret L. Webster

Margaret L. Webster
Chief Operating Officer, General Counsel & Secretary